                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of March 22, 1999, is between American Residential Services, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of August 1, 1996 (the "Rights Agreement"); and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1.       Amendment of Section 1.

                  a. Section 1 of the Rights Agreement is amended by adding thereto a new definition immediately after the definition of "Fractional Share" and immediately before the definition of "NASDAQ" which new definition shall read as follows:

                  "'Merger Agreement' shall mean the Agreement and Plan of Merger, dated as of March 22, 1999, by and among the Company, The ServiceMaster Company, and SVM M9 Acquisition Corporation, as the same may be amended from time to time."

                  b. Section 1 of the Rights Agreement is amended by amending the definition of "Expiration Date" by deleting the word "and" immediately preceding clause (iv) thereof and by adding the following new phrase immediately following clause (iv) thereof: "and (v) immediately prior to the time that shares of ARS Common Stock (as defined in the Merger Agreement) are accepted for payment by Merger Subsidiary (as defined in the Merger Agreement) pursuant to the Offer (as defined in the Merger Agreement) and payment is made to a designated paying agent of the funds necessary to pay for the shares so accepted, in accordance with the Merger Agreement."

         2.       Addition of New Section 35.

                  The Rights Agreement is amended by adding a Section 35 thereof which shall read as follows:

                  "Section 35. Exception For Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, neither a Distribution Date, Flip-In Event, Flip-Over Event nor a Stock Acquisition Date shall be deemed to have occurred, neither ServiceMaster or Merger Subsidiary (each as defined in the Merger Agreement) nor any of their affiliates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case solely by reason of (a) the approval, execution or delivery of the Merger Agreement or any amendments thereof approved in advance by the Board of Directors of the Company or (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any the transactions contemplated by the Merger Agreement in accordance with the provisions of the Merger Agreement, including the Offer and the Merger (each as defined in the Merger Agreement)."

         3.       Effectiveness.

         This Amendment shall be deemed effective as of March 22, 1999 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         4.       Miscellaneous.

         This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.


                                   AMERICAN RESIDENTIAL SERVICES, INC.


                                   By: /s/ THOMAS N. AMONETT
                                       ------------------------------------
                                   Name:   Thomas N. Amonett
                                   Title:  President and Chief Executive Officer



                                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


                                   By: /s/ CINDY E. BENNETT
                                       ------------------------------------
                                   Name:   Cindy E. Bennett
                                   Title:  Relationship Manager




                                        3